MARATHON OIL CORPORATION REPORTS
SECOND QUARTER 2010 RESULTS

HOUSTON, Aug. 3, 2010 – Marathon Oil Corporation (NYSE:MRO) today reported second quarter 2010 net income of $709 million, or $1.00 per diluted share. Net income in the second quarter of 2009 was $413 million, or $0.58 per diluted share. For the second quarter of 2010, net income adjusted for special items was $792 million, or $1.11 per diluted share, compared to net income adjusted for special items of $251 million, or $0.35 per diluted share, for the second quarter of 2009.

	Three Months Ended
	June 30,
(In millions, except per diluted share data)	2010	2009(a)

Net income adjusted for special items	$792	$251
Adjustments for special items (net of taxes):
Gain on disposition	-	160
Impairments	(26)	-
Loss on early extinguishment of debt	(57)	-
Gain on U.K. natural gas contracts	-	2
Net income	$709	$413
Net income adjusted for special items (b) – per diluted share	$1.11	$0.35
Net income – per diluted share	$1.00	$0.58
Revenues and other income	$18,574	$13,317
Weighted average shares – diluted	712	711

(a)	Previously reported results have been revised to reflect the presentation of Marathon’s Irish and Gabonese businesses as discontinued operations.
(b)
Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See below for further discussion of net income adjusted for special items.

“Marathon had a strong financial and operational second quarter. The Company’s continued focus on reliability, as well as the first full-quarter contribution from the expanded Garyville refinery, provided a strong operational performance that allowed us to benefit from higher year-over-year crude oil and natural gas realizations and much-improved margins for refined products,” said Clarence P. Cazalot Jr., Marathon’s president and chief executive officer. “These results represent an impressive team effort, especially considering they were achieved during significant scheduled maintenance and turnaround activity and as we progressed other major projects, including the deepwater Droshky development in the Gulf of Mexico, which began production July 15.”

Segment Results

Total segment income was $817 million in the second quarter of 2010, compared to $388 million in the second quarter of 2009.

	Three Months Ended
	June 30,
(In millions)	2010	2009

Segment Income (Loss)
Exploration and Production
United States	$25	$(41)
International	407	249
Total E&P	432	208
Oil Sands Mining	(60)	2
Integrated Gas	24	13
Refining, Marketing and Transportation	421	165
Segment Income(a)	$817	$388

a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Exploration and Production (E&P) segment income totaled $432 million in the second quarter of 2010, compared to $208 million in the year-ago quarter. The increase was primarily a result of higher liquid hydrocarbon and natural gas price realizations, partially offset by lower sales volumes.

Second quarter 2010 E&P segment income includes a net pre-tax gain of $29 million related to derivative instruments, the details of which are shown in the table below:

	Three Months Ended June 30, 2010
	Pre-Tax Gain (Loss)
(In millions)	Realized	Unrealized	Net

E&P Derivative Instruments
Natural Gas (U.S.)	$17	$(20)	$(3)
Crude Oil	15	17	32
Total	$32	$(3)	$29

E&P sales volumes during the quarter averaged 386,000 barrels of oil equivalent per day (boepd), compared to 428,000 boepd for the same period last year. E&P production available for sale in the second quarter of 2010 averaged 375,000 boepd, at the upper end of previous guidance, compared to 405,000 boepd in the same period last year. The decrease from the prior year was primarily the result of normal production declines, a planned turnaround of Marathon’s production facilities in Equatorial Guinea that was completed in April and the sale of the Company’s Permian Basin assets in the second quarter of 2009. The difference between production volumes available for sale and recorded sales volumes was due to the timing of international liftings, primarily in the U.K. and Norway.

United States E&P reported income of $25 million for the second quarter of 2010, compared to a loss of $41 million in the second quarter of 2009. The increase was primarily related to a 28 percent increase in liquid hydrocarbon realizations. Partially offsetting the increase were higher exploration expenses and lower sales volumes due to normal production declines and the Permian Basin divestitures. Depreciation, depletion and amortization (DD&A) expense decreased approximately $99 million as a result of lower volumes and a lower DD&A rate per barrel.

International E&P income was $407 million in the second quarter of 2010, compared to $249 million in the second quarter of 2009. This increase in income was primarily related to a 33 percent increase in liquid hydrocarbon realizations partially offset by lower sales volumes in the U.K. and Equatorial Guinea.

	Three Months Ended
	June 30,
	2010	2009

Key E&P Production Statistics
Net Sales
United States – Liquids (mbpd)	57	64
United States – Natural Gas (mmcfpd)	334	365
International – Liquids (mbpd)	189	204
International – Natural Gas (mmcfpd)	506	590
Worldwide Net Sales from Continuing Operations (mboepd)	386	428
Worldwide Net Sales from Discontinued Operations (mboepd)	-	9
Worldwide Net Sales (mboepd)	386	437

In April, Marathon began drilling the Innsbruck prospect (Mississippi Canyon Block 993, 85 percent working interest and operator) and, in accordance with the federal government’s drilling moratorium, drilling operations on the well were suspended at a depth of 19,800 feet as compared to a proposed total depth of 29,500 feet. The Company released the rig June 16 without penalty.

In the North Dakota Bakken Shale play, the Company added a fifth operated rig during the second quarter, with plans to add a sixth by the end of 2010. Current net production amounts to approximately 12,700 boepd, compared to 9,300 boepd at the end of the second quarter of 2009.

Marathon added three additional onshore exploration licenses with shale gas potential in Poland in July, bringing its total number of licenses to 10 and increasing its total acreage position to approximately 2.1 million net acres. Marathon has a 100 percent interest and is operator of all 10 blocks. As previously stated, the Company is pursuing additional licenses in Poland. Marathon plans to begin geologic studies in Poland during 2010 followed by the acquisition of 2D seismic in 2011.

During the second quarter, Marathon commenced sustained production from the Volund field (65 percent WI and operator) offshore Norway. Volund, a subsea tieback to the Alvheim floating, production, storage and offloading (FPSO) vessel, had been available as a swing producer since September 2009. Production from Volund will help the Alvheim FPSO maintain its current production of approximately 140,000 gross barrels per day (bpd) of liquid hydrocarbons.

In the Gulf of Mexico, the Company reported that its deepwater Droshky development (Green Canyon Block 244, 100 percent WI) began production July 15, on time and under budget. The primary factor contributing to Marathon’s cost savings on Droshky was a well-designed and executed drilling plan by the interdisciplinary team that carried out the major subsea project. Droshky, which consists of four development wells tied back to a third-party platform, is expected to produce approximately 50,000 net boepd at its peak, consisting of approximately 45,000 bpd of liquid hydrocarbons and 30 million cubic feet per day (mmcfd) of natural gas.

In Indonesia, Marathon plans to begin drilling a deepwater exploration well in the Pasangkayu block (70 percent WI and operator) in August.

Marathon estimates third quarter E&P production available for sale will be between 385,000 and 405,000 boepd, excluding the effect of any future acquisitions or dispositions. Anticipated full-year E&P production available for sale remains unchanged at between 390,000 and 410,000 boepd.

Oil Sands Mining

The Oil Sands Mining (OSM) segment reported a loss of $60 million for the second quarter of 2010, compared to income of $2 million in the second quarter of 2009. The loss was primarily the result of lower sales volumes related to the planned Athabasca Oil Sands Project (AOSP) turnaround in 2010 and related costs. Derivative gains and higher synthetic crude oil realizations partially offset the impact of the lower sales volumes.

Included in segment results is the impact of crude oil derivative instruments, which amounted to a net pre-tax gain of $53 million in the second quarter of 2010 resulting from a $10 million realized gain and a $43 million unrealized gain. The impact of derivatives on the 2009 period was not significant.

Marathon’s second quarter 2010 net synthetic crude production (upgraded bitumen excluding blendstocks) from the AOSP mining operation was 15,000 bpd, at the upper end of previous guidance, compared to 26,000 bpd in the same quarter last year. The AOSP turnaround, which halted production in April before a staged resumption of operations beginning in May, was completed in the second quarter at a total cost of $99 million net to Marathon, within the previous budget guidance. Marathon holds a 20 percent working interest in the AOSP.

	Three Months Ended
	June 30,
	2010	2009

Key Oil Sands Mining Statistics

Net Synthetic Crude Oil Sales (mbpd)(a)	20	30
Synthetic Crude Oil Average Realization (per bbl)(b)	$65.11	$55.02

(a)           Includes blendstocks.
(b)           Excludes gains and losses on derivative instruments.

The AOSP Expansion 1 project is progressing and is anticipated to begin a phased start-up of mining operations in the third quarter of 2010, and upgrader operations in late 2010/early 2011. Expansion 1 includes construction of mining and extraction facilities at Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader and development of related infrastructure.

Marathon expects third quarter net synthetic crude production (upgraded bitumen excluding blendstocks) will be between 20,000 and 25,000 bpd, with anticipated full-year net synthetic crude production unchanged at between 22,000 and 28,000 bpd.

Integrated Gas

Integrated Gas segment income was $24 million in the second quarter of 2010, compared to $13 million in the second quarter of 2009. The increase was primarily the result of higher price realizations.

	Three Months Ended
	June 30,
	2010	2009

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,556	6,611
Methanol	1,135	1,362

Refining, Marketing and Transportation

Refining, Marketing and Transportation (RM&T) segment reported income of $421 million in the second quarter of 2010, compared to income of $165 million in the second quarter of 2009. The refining and wholesale marketing gross margin per gallon was 13.37 cents in the second quarter of 2010 compared to 8.71 cents in the second quarter of 2009.

Primary factors contributing to the increased segment income include a wider sweet/sour crude differential and increased sales volumes resulting primarily from the Garyville refinery expansion. These favorable impacts were partially offset by increased second quarter 2010 manufacturing expenses compared to the second quarter of 2009, primarily due to the increased depreciation and energy costs associated with the additional refinery units that were completed in the recent Garyville expansion.

Crude oil refined during the second quarter of 2010 averaged 1,229,000 bpd, a 270,000 bpd increase over the second quarter of 2009, and total refinery throughputs were 1,393,000 bpd, up from 1,158,000 bpd in the second quarter of 2009. The throughput increases are primarily associated with the Garyville refinery expansion.

	Three Months Ended
	June 30,
	2010	2009

Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,229	959
Other Charge and Blend Stocks (mbpd)	164	199
Total Refinery Inputs (mbpd)	1,393	1,158
Refined Products Sales Volumes (mbpd)	1,610	1,371
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.1337	$0.0871

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 13.28 cents in the second quarter of 2010, compared to 10.51 cents in the second quarter of 2009. SSA second quarter 2010 same store gasoline sales volumes increased 5 percent, while same store merchandise sales increased by approximately 4 percent for the same period.

As of June 30, the Detroit Heavy Oil Upgrading Project was approximately 41 percent complete and is on budget and on schedule for an expected completion in the second half of 2012.

Marathon has finalized plans for its refining system’s compliance with the Mobile Source Air Toxics II (MSAT II) regulations relating to benzene content in refined products. The Company now estimates it will spend approximately $675 million over a four-year period that began in 2008, down significantly from its previous projection of approximately $1 billion over a six-year period.

As previously announced in May 2010, Marathon entered into a non-binding Letter of Intent to sell most of the Company’s Minnesota downstream assets.  The estimated overall transaction value is expected to be in excess of $800 million, including inventories at current market values.  A final agreement is being negotiated and the sale is anticipated to close by year-end 2010.

Corporate and Special Items

In April, Marathon purchased $500 million of outstanding notes in two separate cash-tender offers. The related loss on the early extinguishment of this debt totaled $57 million after taxes and has been treated as a special item.

At June 30, 2010, Marathon impaired the receivable from the 2009 sale of the Corrib natural gas development and the value of a chemicals plant in the RM&T segment. These impairments totaled $26 million after taxes and have been treated as special items.

During the second quarter, Marathon paid a quarterly dividend of 25 cents per share of common stock, representing a 4 percent increase from the prior quarter.

The Company will conduct a conference call and webcast today, Aug. 3, at 2:00 p.m. EDT, during which it will discuss second-quarter results and include forward-looking information. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at http://www.marathon.com. Replays of the webcast will be available through Aug. 17, 2010. Quarterly financial and operational information is also provided on Marathon’s website at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of future production, the Droshky development (Green Canyon Block 244), the Pasangkayu block in Indonesia, licensing and geologic studies in Poland, the AOSP expansion, environmental expenditures related to MSAT II project costs, the Detroit Heavy Oil Upgrading Project and the potential sale of the Minnesota downstream assets. Factors that could potentially affect the timing and levels of future production, the Droshky development,  the Pasangkayu block in Indonesia, and licensing and geologic studies in Poland include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The environmental expenditures related to MSAT II project costs are based on current expectations, estimates and projections and are not a guarantee of future performance. Factors that could affect the AOSP expansion and the Detroit Heavy Oil Upgrading Project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. Some factors that could potentially affect the sale of the Minnesota downstream assets are completion of due diligence, execution of a definitive agreement, board approval, buyer financing and customary closing conditions, including government and regulatory approvals. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103
	John Porretto	713-296-4102
Investor Relations Contacts:	Howard Thill	713-296-4140
	Chris Phillips	713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2010	2009	2010	2009
Revenues and other income:

Sales and other operating revenues (including consumer excise taxes)	$18,417	$13,018	$34,266	$23,174
Sales to related parties	32	21	52	41
Income from equity method investments	101	62	206	109
Net gain on disposal of assets	12	191	825	195
Other income	12	25	45	77

Total revenues and other income	18,574	13,317	35,394	23,596

Costs and expenses:
Cost of revenues (excludes items below)	14,292	9,760	27,173	17,117
Purchases from related parties	141	110	274	205
Consumer excise taxes	1,308	1,226	2,520	2,400
Depreciation, depletion and amortization	658	683	1,307	1,343
Long-live asset impairments	33	15	467	15
Selling, general and administrative expenses	336	321	634	612
Other taxes	110	96	225	198
Exploration expenses	125	64	223	126

Total costs and expenses	17,003	12,275	32,823	22,016

Income from operations	1,571	1,042	2,571	1,580

Net interest and other financing costs	(18)	(12)	(48)	(28)
Loss on early extinguishment of debt	(92)	-	(92)	-

Income from continuing operations before income taxes	1,461	1,030	2,431	1,552

Provision for income taxes	752	702	1,265	959

Income from continuing operations	709	328	1,166	593

Discontinued operations	-	85	-	102

Net income	$709	$413	$1,166	$695

Per Share Data

Basic:
Income (loss) from continuing operations	$1.00	$0.46	$1.64	$0.84
Discontinued operations	-	$0.12	-	$0.14
Net income (loss)	$1.00	$0.58	1.64	$0.98

Diluted:
Income (loss) from continuing operations	$1.00	$0.46	$1.64	$0.84
Discontinued operations	-	$0.12	-	$0.14
Net income (loss)	$1.00	$0.58	$1.64	$0.98

Dividends paid	$0.25	$0.24	$0.49	$0.48
Weighted Average Shares:
Basic	710	709	709	709
Diluted	712	711	711	711

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions, except as noted)	2010	2009	2010	2009

SEGMENT INCOME (LOSS)
Exploration and Production
United States	$25	$(41)	$134	$(93)
International	407	249	800	384
E&P segment	432	208	934	291
Oil Sands Mining	(60)	2	(77)	(22)
Integrated Gas	24	13	68	40
Refining, Marketing and Transportation	421	165	184	324
Segment income	817	388	1,109	633

Items not allocated to segments, net of income taxes
Corporate and other unallocated items	(62)	(90)	(72)	(140)
Foreign currency remeasurement of taxes	37	(94)	70	(66)
Gain on disposition	-	122	449	122
Long-lived asset impairments	(26)	-	(288)	-
Loss on early extinguishment of debt	(57)	-	(57)	-
Deferred income taxes - tax legislation changes	-	-	(45)	-
Gain on U.K. natural gas contracts	-	2	-	44
Discontinued operations (a)	-	85	-	102
Net income	$709	$413	$1,166	$695

CAPITAL EXPENDITURES(b)
Exploration and Production
United States	$412	$385	$870	$615
International	173	224	318	359
E&P segment	585	609	1,188	974
Oil Sands Mining	243	281	508	567
Integrated Gas	-	1	1	1
Refining, Marketing and Transportation	256	713	566	1,373
Discontinued Operations	-	39	-	63
Corporate	14	7	14	8
Total	$1,098	$1,650	$2,277	$2,986

EXPLORATION EXPENSES
United States	$112	$31	$158	$65
International	13	33	65	61
Total	$125	$64	$223	$126
(a)	Marathon’s businesses in Ireland and Gabon were sold in 2009. All periods of 2009 have been recast to reflect these businesses as discontinued operations.
(b)	Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	57	64	57	65

Europe	110	112	98	92
Africa	79	92	81	89
Total International	189	204	179	181
Worldwide Continuing Operations	246	268	236	246
Discontinued Operations	-	9	-	4
Worldwide	246	277	236	250

Net Natural Gas Sales (mmcfpd)
United States	334	365	343	395

Europe (c)	104	151	106	155
Africa	402	439	378	436
Total International	506	590	484	591
Worldwide Continuing Operations	840	955	827	986
Discontinued Operations	-	3	-	33
Worldwide	840	958	827	1,019
Total Worldwide Sales (mboepd)
Continuing Operations	386	428	374	411
Discontinued Operations	-	9	-	10
Worldwide	386	437	374	421

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$68.01	$53.25	$70.25	$44.84

Europe	79.66	60.91	79.36	55.71
Africa	69.41	51.62	70.20	44.52
Total International	75.37	56.70	75.20	50.22
Worldwide Continuing Operations	73.68	55.88	74.00	48.80
Discontinued Operations	-	43.01	-	43.05
Worldwide	$73.68	$55.49	$74.00	$48.70

Natural Gas (per mcf)
United States	$4.41	$3.60	$4.96	$4.08

Europe	5.92	4.43	6.05	4.90
Africa (e)	0.25	0.25	0.25	0.25
Total International	1.41	1.32	1.52	1.47
Worldwide Continuing Operations	2.61	2.19	2.95	2.51
Discontinued Operations	-	7.49	-	8.54
Worldwide	$2.61	$2.21	$2.95	$2.71
(c)	Includes natural gas acquired for injection and subsequent resale of 16 mmcfd and 18 mmcfd in the second quarters of 2010 and 2009, and 21 mmcfpd for the first six months of 2010 and 2009.
(d)	Excludes gains and losses on derivative instruments, including the unrealized effects of U.K. natural gas sales contracts that were accounted for as derivatives and expired in September 2009.
(e)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions, except as noted)	2010	2009	2010	2009

OSM OPERATING STATISTICS

Net Synthetic Crude Oil Sales (mbpd)(f)	20	30	22	31
Synthetic Crude Oil Average Realization (per bbl) (g)	$65.11	$55.02	$69.94	$46.63

IG OPERATING STATISTICS(h)
LNG (mtpd)	6,556	6,611	6,176	6,690
Methanol (mtpd)	1,135	1,362	1,147	1,258

RM&T OPERATING STATISTICS

Refinery Runs (mbpd)
Crude oil refined	1,229	959	1,117	905
Other charge and blendstocks	164	199	130	210
Total	1,393	1,158	1,247	1,115

Refined Product Yields (mbpd)
Gasoline	753	659	665	638
Distillates	428	319	368	314
Propane	26	23	23	22
Feedstocks and special products	96	73	106	62
Heavy fuel oil	30	25	22	24
Asphalt	81	75	79	70
Total	1,414	1,174	1,263	1,130

Refined Products Sales Volumes (mbpd)(i)	1,610	1,371	1,483	1,329

Refining and Wholesale Marketing Gross Margin (per gallon) (j)	$0.1337	$0.0871	$0.0471	$0.0833

Speedway SuperAmerica
Retail outlets	1,596	1,611	-	-
Gasoline and distillate sales (millions of gallons)	848	806	1,631	1,590
Gasoline and distillate gross margin (per gallon)	$0.1328	$0.1051	$0.1264	$0.1059
Merchandise sales	$832	$809	$1,563	$1.499
Merchandise gross margin	$207	$192	$385	$370

(f)	Includes blendstocks.

(g)	Excludes gains and losses on derivative instruments.

(h)
Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.

(i)	Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(j)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.